EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Strong Second Quarter 2021 Results and Raises Full Year 2021 Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the second quarter of 2021.
HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of approximately $1.0 billion and $2.5 billion for the three and six months ended June 30, 2021, respectively. Distributable Cash Flow1 of approximately $340 million and $1.09 billion for the three and six months ended June 30, 2021, respectively, an increase of approximately 30% over the first half of 2020. Net loss2 of $329 million and net income2 of $64 million for the three and six months ended June 30, 2021, respectively.
•Increasing full year 2021 Consolidated Adjusted EBITDA guidance to $4.6 - $4.9 billion and full year 2021 Distributable Cash Flow guidance to $1.8 - $2.1 billion due primarily to improved LNG market margins and an increase in forecasted LNG production.
•In the first half of 2021, we fully repaid the remaining outstanding borrowings under the Cheniere Term Loan Facility and fully repaid Cheniere’s 4.875% convertible notes due May 2021 with $500 million of available cash and $124 million from borrowings under the Cheniere Revolving Credit Facility, in line with previously announced capital allocation priorities.
•In July, Corpus Christi Liquefaction Stage III, LLC (“CCL Stage III”) entered into an Integrated Production Marketing (“IPM”) agreement with Tourmaline Oil Marketing Corp. (“Tourmaline”) under which CCL Stage III will purchase 140,000 MMBtu per day of natural gas from Tourmaline at a price based on the Platts Japan Korea Marker (JKM), for a term of approximately 15 years beginning in early 2023.
•Year to date, we have entered into fixed-fee LNG sales agreements with multiple counterparties for portfolio volumes aggregating approximately 12 million tonnes of LNG to be delivered between 2021 and 2032.
•S&P Global Ratings changed the outlook of Cheniere and Cheniere Energy Partners, L.P. (“Cheniere Partners”) credit ratings to positive from negative.
CEO COMMENT
“Our strong second quarter results are the product of our relentless focus on operational excellence and continued strength in the global LNG market,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Our outlook for the balance of the year has improved yet again, with sustained higher LNG prices and an improved production forecast from our LNG facilities enabling us to increase our full year 2021 financial guidance for the third consecutive quarter.”
“We executed our third IPM transaction in support of Corpus Christi Stage 3, this time with Tourmaline, the largest natural gas producer in Canada. This transaction further reinforces our track record of creating collaborative, innovative solutions to meet our customers’ needs and support Cheniere’s growth. We remain focused on leveraging our market-leading LNG platform to continue to commercialize new LNG capacity, supported by robust LNG market fundamentals.”
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income as used herein refers to Net income attributable to common stockholders on our Consolidated Statements of Operations.
3 Total margins as used herein refers to total revenues less cost of sales.

2021 REVISED FULL YEAR FINANCIAL GUIDANCE

(in billions)	Previous			Revised
Consolidated Adjusted EBITDA[1]	$4.3	-	$4.6	$4.6	-	$4.9
Distributable Cash Flow[1]	$1.6	-	$1.9	$1.8	-	$2.1
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenues	$3,017	$2,402	26%	$6,107	$5,111	19%
Net income (loss)[2]	$(329)	$197	nm	$64	$572	(89)%
Consolidated Adjusted EBITDA[1]	$1,023	$1,393	(27)%	$2,475	$2,432	2%
LNG exported:
Number of cargoes	139	78	78%	272	206	32%
Volumes (TBtu)	496	274	81%	976	727	34%
LNG volumes loaded (TBtu)	499	278	79%	975	733	33%
Net income decreased $526 million and $508 million for the three and six months ended June 30, 2021, respectively, as compared to the corresponding 2020 periods, primarily due to an approximately $434 million and $881 million unfavorable impact from non-cash changes in fair value of commodity, foreign exchange (“FX”), and interest rate derivatives for the three and six months ended June 30, 2021, respectively, and the non-recurrence of net accelerated revenues recognized from cancelled LNG cargoes during the three months ended June 30, 2020 of $405 million. These impacts were partially offset by increased volume and margin per MMBtu of LNG sold, a favorable income tax benefit, decreased interest expense and decreased net income attributable to non-controlling interest. The impact was also offset in the six months ended June 30, 2021 from a higher than normal contribution from LNG and natural gas portfolio optimization activities due to significant volatility in LNG and natural gas markets during first quarter 2021.
During the three and six months ended June 30, 2021, total margins3 were negatively impacted by approximately $591 million and $711 million related to changes in fair value of commodity and FX derivatives, primarily related to the impact of commodity curve shifts on our agreements for the purchase of natural gas, including our long-term Integrated Production Marketing (“IPM”) agreements, and on our forward sales of LNG. The changes in fair value of commodity and FX derivatives were substantially non-cash for the three and six months ended June 30, 2021.
Our IPM agreements and certain gas supply agreements qualify as derivatives, requiring mark-to-market (“MTM”) accounting. From period to period, we will experience non-cash gains and losses as price movements occur in the underlying commodity curves related to these forward purchases of natural gas. The long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. While operationally we seek to eliminate commodity risk by matching our natural gas purchases and LNG sales on the same pricing index, our long-term LNG SPAs do not currently qualify for MTM accounting, meaning that the fair market value impact of only one side of the transaction is recognized on our financial statements until the delivery of natural gas and sale of LNG occurs. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs.
Consolidated Adjusted EBITDA decreased $370 million, or 27%, during the three months ended June 30, 2021 as compared to the comparable 2020 period, primarily due to a decrease in total margins due to the non-recurrence of accelerated revenues recognized from cancelled LNG cargoes during the three months ended June 30, 2020, which was partially offset by increased volumes and margins per MMBtu of LNG recognized in income, primarily related to increased LNG pricing realized on cargoes sold on a short-term basis by our marketing affiliate.
Consolidated Adjusted EBITDA increased $43 million, or 2%, during the six months ended June 30, 2021 as compared to the comparable 2020 period, primarily due to higher volume and increased margins per MMBtu of LNG recognized in income, primarily related to increased LNG pricing realized on cargoes sold on a short-term basis by our marketing affiliate, and a higher than normal contribution from LNG and natural gas portfolio optimization activities in the first quarter of 2021, partially offset by the non-recurrence of accelerated revenues recognized from cancelled LNG cargoes during the six months ended June 30, 2020.
During the three and six months ended June 30, 2020, we recognized $708 million and $761 million, respectively, in LNG revenues associated with cancelled LNG cargoes, of which $458 million would have been recognized subsequent to June 30, 2020 had the cargoes been lifted pursuant to the delivery schedules with the customers. LNG revenues during the three months ended June 30, 2020 excluded $53 million that would have otherwise been recognized during the quarter if the cargoes were lifted pursuant to the delivery schedules with the customers. We did not have any such revenue timing impacts during the three months ended June 30, 2021. LNG revenues during the six months ended June 30, 2021 exclude $38 million that would have been recognized during the period if the cargoes were lifted pursuant to the delivery schedules with the customers.
Share-based compensation expenses included in income totaled $31 million and $63 million for the three and six months ended June 30, 2021, respectively, compared to $29 million and $57 million for the three and six months ended June 30, 2020, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners (NYSE American: CQP) as of June 30, 2021 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of June 30, 2021, our total consolidated liquidity position was approximately $6 billion. We had cash and cash equivalents of $1.8 billion on a consolidated basis, of which $1.2 billion was held by Cheniere Partners. In addition, we had current restricted cash of $424 million, $1.1 billion of available commitments under our Revolving Credit Facility, $907 million of available commitments under the Cheniere Corpus Christi Holdings, LLC Working Capital Facility, $750 million of available commitments under Cheniere Partners’ credit facilities, and $804 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Working Capital Facility.
Key Financial Transactions and Updates
Year to date, SPL has entered into a series of note purchase agreements for the sale of approximately $347 million aggregate principal amount of Senior Secured Notes due 2037 (the “2037 SPL Private Placement Senior Secured Notes”) on a private placement basis. The 2037 SPL Private Placement Senior Secured Notes are expected to be issued in the second half of 2021, subject to customary closing conditions, and the net proceeds will be used to refinance a portion of SPL’s outstanding 6.25% Senior Secured Notes due 2022 and related fees, costs and expenses. The 2037 SPL Private Placement Senior Secured Notes will be fully amortizing, with a weighted average life of over 10 years.
LIQUEFACTION PROJECTS UPDATE
As of July 31, 2021, approximately 1,675 cumulative LNG cargoes totaling approximately 115 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Construction Progress as of June 30, 2021

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage	89.6% (1)
Expected Substantial Completion	1H 2022
(1) Engineering 99.7% complete, procurement 99.9% complete, and construction 79.3% complete

Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
CCL Project
We operate three Trains for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the second quarter 2021 on Thursday, August 5, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to the amount and timing of share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
During the three and six months ended June 30, 2021, we exported 496 TBtu and 976 TBtu of LNG, respectively, from our liquefaction projects, of which 28 TBtu in the six month period was related to commissioning activities. 23 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2021, none of which related to commissioning activities.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2021:

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	499	—	947	28
Volumes loaded during the prior period but recognized during the current period	32	6	26	3
Less: volumes loaded during the current period and in transit at the end of the period	(23)	—	(23)	—
Total volumes recognized in the current period	508	6	950	31
In addition, during the three and six months ended June 30, 2021, we recognized the financial impact of 14 TBtu and 28 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
CARGO CANCELLATION REVENUE SUMMARY
The following table summarizes the timing impacts of revenue recognition related to cancelled cargoes on our revenues for the three and six months ended June 30, 2021 (in millions):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Total revenues	$3,017	$6,107
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	—	38
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	—	—
Total revenues excluding the timing impact of cargo cancellations	$3,017	$6,145

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
LNG revenues	$2,913	$2,295	$5,912	$4,863
Regasification revenues	67	68	134	135
Other revenues	37	39	61	113
Total revenues	3,017	2,402	6,107	5,111

Operating costs and expenses
Cost of sales (excluding items shown separately below)	2,154	803	3,540	1,527
Operating and maintenance expense	385	355	707	671
Development expense	2	1	3	5
Selling, general and administrative expense	73	73	154	154
Depreciation and amortization expense	258	233	494	466
Impairment expense and loss (gain) on disposal of assets	(1)	—	(1)	5
Total operating costs and expenses	2,871	1,465	4,897	2,828

Income from operations	146	937	1,210	2,283

Other income (expense)
Interest expense, net of capitalized interest	(368)	(407)	(724)	(819)
Loss on modification or extinguishment of debt	(4)	(43)	(59)	(44)
Interest rate derivative loss, net	(2)	(25)	(1)	(233)
Other income, net	4	5	10	14
Total other expense	(370)	(470)	(774)	(1,082)

Income (loss) before income taxes and non-controlling interest	(224)	467	436	1,201
Less: income tax provision (benefit)	(93)	63	(4)	194
Net income (loss)	(131)	404	440	1,007
Less: net income attributable to non-controlling interest	198	207	376	435
Net income (loss) attributable to common stockholders	$(329)	$197	$64	$572

Net income (loss) per share attributable to common stockholders—basic (2)	$(1.30)	$0.78	$0.25	$2.27
Net income (loss) per share attributable to common stockholders—diluted (2)	$(1.30)	$0.78	$0.25	$2.26

Weighted average number of common shares outstanding—basic	253.5	252.1	253.2	252.6
Weighted average number of common shares outstanding—diluted	253.5	252.4	254.7	253.3

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission.
(2)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	June 30,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,806	$1,628
Restricted cash	424	449
Accounts and other receivables, net of current expected credit losses	613	647
Inventory	363	292
Current derivative assets	178	32
Other current assets	281	121
Total current assets	3,665	3,169

Property, plant and equipment, net of accumulated depreciation	30,288	30,421
Operating lease assets	1,698	759
Derivative assets	96	376
Goodwill	77	77
Deferred tax assets	497	489
Other non-current assets, net	431	406
Total assets	$36,752	$35,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$83	$35
Accrued liabilities	1,197	1,175
Current debt, net of discount and debt issuance costs	949	372
Deferred revenue	105	138
Current operating lease liabilities	365	161
Current derivative liabilities	822	313
Other current liabilities	5	2
Total current liabilities	3,526	2,196

Long-term debt, net of premium, discount and debt issuance costs	29,327	30,471
Operating lease liabilities	1,332	597
Finance lease liabilities	57	57
Derivative liabilities	145	151
Other non-current liabilities	8	7

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized; 275.0 million shares and 273.1 million shares issued at June 30, 2021 and December 31, 2020, respectively	1	1
Treasury stock: 21.4 million shares and 20.8 million shares at June 30, 2021 and December 31, 2020, respectively, at cost	(915)	(872)
Additional paid-in-capital	4,337	4,273
Accumulated deficit	(3,529)	(3,593)
Total stockholders' deficit	(106)	(191)
Non-controlling interest	2,463	2,409
Total equity	2,357	2,218
Total liabilities and stockholders’ equity	$36,752	$35,697

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of June 30, 2021, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.9 billion and $18.5 billion, respectively, including $1.2 billion of cash and cash equivalents and $0.1 billion of restricted cash.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2021 and 2020 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$(329)	$197	$64	$572
Net income attributable to non-controlling interest	198	207	376	435
Income tax provision (benefit)	(93)	63	(4)	194
Interest expense, net of capitalized interest	368	407	724	819
Loss on modification or extinguishment of debt	4	43	59	44
Interest rate derivative loss, net	2	25	1	233
Other income, net	(4)	(5)	(10)	(14)
Income from operations	$146	$937	$1,210	$2,283
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	258	233	494	466
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	591	137	711	(440)
Total non-cash compensation expense	29	27	61	56
Impairment expense and loss (gain) on disposal of assets	(1)	—	(1)	5
Incremental costs associated with COVID-19 response	—	59	—	62
Consolidated Adjusted EBITDA	$1,023	$1,393	$2,475	$2,432
(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our consolidated financial statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and six months ended June 30, 2021 and forecast amounts for full year 2021 (in billions):

	Three Months Ended June 30,	Six Months Ended June 30,	Full Year
	2021	2021	2021
Net income (loss) attributable to common stockholders	$(0.33)	$0.06	$0.8	-	$1.2
Net income attributable to non-controlling interest	0.20	0.38	0.7	-	0.8
Income tax provision (benefit)	(0.09)	(0.00)	0.1	-	0.3
Interest expense, net of capitalized interest	0.37	0.72			1.5
Depreciation and amortization expense	0.26	0.49			1.0
Other expense, financing costs, and certain non-cash operating expenses	0.62	0.82	0.5		0.1
Consolidated Adjusted EBITDA	$1.02	$2.48	$4.6	-	$4.9
Distributions to Cheniere Partners non-controlling interest	(0.16)	(0.32)	(0.6)	-	(0.7)
SPL and Cheniere Partners cash retained and interest expense	(0.34)	(0.78)	(1.5)	-	(1.4)
Cheniere interest expense, income tax and other	(0.18)	(0.28)			(0.7)
Cheniere Distributable Cash Flow	$0.34	$1.09	$1.8	-	$2.1
Note: Totals may not sum due to rounding.
Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Corpus Christi Holdings, LLC and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.
We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479

Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491